Exhibit 99.1
DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

DELL INC.
Moderator: Michael Dell
September 21, 2009
1:30 p.m. CT

Michael Dell:	Good afternoon everyone. Today is an important and historic day for our company and also for Perot Systems. I would like to welcome some of our colleagues from Perot Systems. We have Ross Perot, Jr., here. Ross is the Chairman of the company and upon completion of the acquisition Ross will joining the Dell Board of Directors.

And we also have Peter Altabef. He is the CEO of Perot Systems and he will become the leader of the Perot Systems services business within Dell upon completion of this transaction.

I’d also like to introduce Russell Freeman and Anurag Jain, two other important members of the team and welcome you all here. What we are doing is creating a much larger services and solutions capability. And for those of you who have been paying close attention you know that we have a strategy at Dell to be a best value solutions integrator to enable our customers to create the efficient enterprise.

Dell and Perot Systems have already been working together for the last few years. And in that working relationship we have learned a lot about each other and the opportunities that we have. And what we see in Perot Systems is an incredibly complimentary set of capabilities that match very, very well with our own. And combined together allow us to go pursue all kinds of new customer opportunities in new geographies with some of the great strengths that they have and some of our own strength.

And so we are super excited to see this day come about and especially excited that we didn’t have any leaks. And there are lots of questions to be answered. There are lots of questions I’m sure on your minds, but the main message here

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

is this is really about growth and it’s about new opportunities. And it’s going to create significant opportunities for us to expand.

So I’m very excited about this. I believe with the growing strength of our enterprise, product portfolio and an increased services and solutions capability with some specific strength in key areas, we are going to be able to be much more formidable than we have. So, this is a great and exciting day.

One of the other key things that we found in the Perot Systems team was a fantastic set of leaders and a great culture. And we believe that the addition of those leaders in to the Dell organization and particularly helping us create a much stronger services organizations will be very key. It is a — it is a organization that was started in 1988 by Ross’s father. Who also incidentally founded the entire industry some number of years earlier and so we are thrilled to bring this great set of leaders in to our company and all the opportunities that that creates.

Now, until the transaction is closed really not a whole lot is going to change. We will continue to operate as two separate businesses, albeit we had series of things we were doing together beforehand, we will continue to do those. And once we are integrated together, then we will continue on in a new way with a new set of opportunities, but I wouldn’t expect a lot of changes and certainly we don’t want to create changes or disruption so all of you should continue to do the great work you are doing.

So, now let me stop there, I want to introduce Ross Perot, Jr., and ask him to come on up here and tell a little bit about this from his perspective. We are going to take some time at the end for your questions. So, Ross?

Ross Perot, Jr.:	Michael, thank you. Well, thank you very much. It’s a great honor for me to be here with the Perot Systems team and as Michael told you we have been in this business a long time. Nineteen sixty two is when my father started and became the founder of technology services. He was a salesman at IBM. He became the number one salesman for IBM within the first month of the year. He sold his quota and IBM would not allow him to sell more computers and

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

he said,look you know I need more computers, I’ve got more, more another 11 months to go and IBM wouldn’t give him any more quota.

And he learnt what his first grade lessons of starting a company, is never let your salesman run out of quota. So, I assure you and Michael, I’m sure at Dell, if you have — you run out of your quota I don’t think it will be any trouble if Michael will give you a little bit more to keep selling.

And that’s what we are all about. We are about sales. We are about taking care of our clients. And we started that first company in 1962, became a very successful company Brand X. We sold that in the mid-80s and then very quickly we started Perot Systems again. And we started Perot Systems with eight founders and we have been entrepreneurial from the very beginning. My father never would put much money in to Perot Systems. He made us always scramble for everything and we put very little money, we started this firm with his very entrepreneurial culture, very aggressive culture and we grew quickly around the world.

We have always been the small player in the industry going against your competitors, your giant competitors and we at Perot have been able to beat the large — our larger competitors on a regular basis. We had to pick our spot, we had to work very hard, be very focused and have a fabulous team of people, great leaders so we could do it.

And when Michael and as you realize you have a very unique Chairman, Founder and CEO in Michael. He is a great salesman and I’ve had the privilege of knowing Michael since the 80s. We’ve been friends and our families have been friends and Michael started working on me a couple of years ago saying you know we ought of think about putting these companies together. And that was not our intent and wasn’t our interest, so as I told Michael, I mean our goal is to sell him something.

And by golly we did and Michael was shrewd enough to say, OK. You know I’m going to pull you guys in here and get to know you a little bit. I will do a test drive and that’s what he did. We put a great team in here, our leadership with Scott MacFarlane and Steve Curts and we found that the teams and the

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

companies worked extremely well together. The cultures were very good and we go-to-market together and it worked and it really worked and we started to see the energy at Perot Systems of working with Dell. I think the Dell team saw that this chemistry was very good. Michael started calling some more. I said Michael gee I am just not sure, you know we’re happy, can we sell you something else.

Then it finally got the point rested you know Michael really is serious, and we should at least see and our team was happy. Our team was excited about this relationship and then what we saw Michael’s vision is very compelling. I mean to take up Perot Systems team. Very focused, dedicated a winning team. You bring it into Dell, you allow us to become a Fortune 30 company like you are and that is an experience for us at Perot Systems we are terribly excited about, to actually have and be part of a company that has over 100,000 associates around the world, 180 countries around the world as I said a Fortune 30, you are going to give us the ability.

And we have — our healthcare practices and Peter will talk, I don’t want to take too much of Peter thunder, but our healthcare practice is the best in the United States. We’re taking that practice around the world. And we have huge opportunities in China, in the Middle East for the healthcare practice and our biggest challenge was how do we capture? How does a little company like ours capture the healthcare market of China? And we’ve been asked by the Minister of Health in China to help write their healthcare protocols.

And so we’re — we are literally at the top. Design the architecture for Chinese healthcare. We weren’t sure how to capture. We take Michael’s vision team up with Dell all of sudden, we’re a powerful force. And we can truly help just for China, but around the world help capture these wonderful healthcare opportunities that are coming and this whole healthcare revolution that we’re seeing unfold in front of eyes. We certainly see the healthcare debate in the United States, but all countries around the world rich or poor are having the same debate on healthcare.

We at Perot now Dell, are uniquely situated to take advantage of that. So, we saw the opportunity, we saw the cultural match, we loved this as we told that

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

the — the governor told us today it’s great to see two Texas firms get married. This was not a cross border transaction, which made it a lot easier, a lot faster for our teams and then if we (joke) all the way to southwest strategy. If we can fly Southwest Airlines, it ought to be pretty good, one hop and we did it.

And so the companies are close, the cultures are good. I can’t tell you how excited we are to be part of your team and to become one part of such a winning organization, with such tremendous leadership. We will play our role. We were dedicated to making this work, we’re dedicated to continue being on a winning team and I’m very honored personally to be able to work on the Board with Michael and with such an outstanding Board.

So Michael, thank you for the opportunity and now our CEO, Peter Altabef. Peter?

Peter Altabef:	Thank you, Ross. It’s tough to follow Michael and Ross, but I will give it a shot. I do want to thank you for the warm welcome. And I want to tell you that the Perot Systems team is really privileged to become part of the Dell team. We had a townhall meeting similar like this earlier today at our offices up in Dallas. And it was a very warm response to Michael and to Brian and to the — and to the Dell leadership team. And it was a very sincere response.

Our team is very excited about becoming part of yours and about the things that we can do together. And it is the same story that we said earlier today applies here. This is a growth story. This is what when Michael talked to me in a phone call we had a couple of weeks ago, he said this is all about building you know on that services foundation and making that a vital part of what Dell is. So, an interesting analogy.

Last night at dinner, Michael was talking about the travel and the roads around Round Rock, and that in the early days of building the company here it was really difficult to get into the office. And that it used to take maybe 20 minutes just to find the parking spot and walk in, because the infrastructure around the roads was so hard. Some of you probably remember those before you got the current infrastructure.

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

So an analogy to that because if you look at Dell right now, it is a wonderful, beautiful, four-lane highway and I think what we’re intending to do with this transaction is to create a five-lane highway. And that will free up a lot more speed. So it will be a little bit like the (Autobar), because we really don’t want to have speed limits. We really want this to be meaningful from a growth standpoint, not just for the services organization but to help drive meaningful growth throughout all of Dell. And we think that we can do it together.

We are absolutely thrilled that we’ve had two years to work together, because the two teams have seen what it can do together. They’ve already been working in some of the small and medium business context. We’ve already been working at some of the enterprise context. And I think people saw, it was — as Ross said, it was little bit of a rent before you buy, but I think people saw the possibilities. And we very much see those possibilities and I am looking to those possibilities to working with everybody here, because I think we’re really going to do that.

It is not quite the traditional context of well, someone goes into a services organization and then goes into a P&L organization. And so all of a sudden you’re working in a P&L organization and you are now you know in a different environment, because the people in services in Dell are already in a P&L organization, but they are in a lot of different P&L organizations. And one of the things I am hopeful that we do is give more visibility to that, really shine a light on services inside Dell and then show how we can really take those services and grow them.

A little bit of background about Perot Systems. Just to give you a little context for those of you not too familiar with us. We are a full services — services organization. So, what does that mean? That means we work in the application and consulting space. It means we work in the infrastructure space and it means we work in the business process space, and we do it in a pretty balanced way.

So about 40 percent of our revenues is either in consulting or application management which includes application developments, maintenance, testing, all of that, that’s 40 percent of our business. About 36 percent of our business

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

is in infrastructure services, everything from running people’s data centers to moving them to our data centers, to working in a cloud environment, to working on software-as-a-service environment. And about 24 percent of our revenue is in what we call business processes, which really can be anything that business needs to be that you can apply technology to it and just do it better, faster and hopefully more intelligently. That’s about 24 percent of our business, OK?

In terms of our revenue stream if you look at our customers today, about 25 percent of our revenues are in the government space, which is again similar to Dell’s and having a large government footprint. About 75 percent of our revenues are in what would be considered, what we call our industrial solutions space that includes healthcare, it includes consumer, it includes manufacturing, it includes financial services, it includes telecom, it includes hospitality. And one of the things that’s so exciting to me about this transaction is the enormous breadth that you have in all of those areas as well. And so I really do think this is going to be an example where we’ve got that fifth lane in the highway now and we can really kind of push the metal down and see how fast it can go.

Again, I do want to reiterate we are privileged to become part of Dell and in every sense of the word. Our team is a team that rolls up its sleeves and works — and is looking forward to working with you and we’re very excited about it.

So with that, Michael, I think I’ll turn it back over to you for questions or answers. OK. Thank you.

Michael Dell:	Great. Thank you, Peter. OK. Thank you very much, Peter.
END VIDEO 1
Additional Information
The planned tender offer described in this transcript has not yet commenced. The description contained in this transcript is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Perot Systems will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Perot Systems’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

DELL INC.
Moderator: Michael Dell
September 21, 2009
1:30 p.m. CT

VIDEO CONTINUED...

Michael Dell:	I’m sure there are probably some questions and I’m happy to answer any questions that you may have. I’ll tell you we don’t have all the answers, because we haven’t done the integration work, but we do have a sense for the opportunities and we think they’re great. So who’s got the first question? Yes.

Male:	(Inaudible).

Male:	So in terms of the revenue, it’s going to come in on the acquisition, how much of that outside the (U.S.), because you can hear from my accent I’m hopefully not from the U.S., so it will be interesting to see.

Michael Dell:	Is that a Waco accent?

Male:	It could well be.

Michael Dell:	So you know Peter your revenues outside the U.S., so you are — go ahead.

Peter Altabef:	It’s a great question. So in terms of our geographic scope, we do work in about 25 countries outside the U.S., and outside the U.S. revenue is our fastest growing area. Ross mentioned, China, we also are now moving in, we’ve started revenue producing. In addition to delivery, we have now customers in India and we’ve been in Europe since 1989 and the Mideast is probably our fastest growing region. We also do work in Latin America.

From a percentage of revenue standpoint, it’s still very, very modest. So our revenue outside of North America is only about 12 or 13 percent, but one that we expect to expand dramatically we expected that without this transaction

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

and with this transaction, we kind of think that that’s going to expand even faster.

Michael Dell:	Yes. The way I would think about it is, is we are adding some new foundational capabilities to the ability to bring services and solutions to customers that we could now bring to you know a lot more geographies. Now, there are lots of ways to do that. We can do some of that organically. We have a lot of great customer relationships around the world and there will be a lot of pool on those.

One of the things we’ll have to be careful to do is to not try to bring this to too many customers too quickly, because we actually need to pace this based on our ability to go do that. The other way we’ll do it is inorganic. Now, that we — once we complete this transaction, we’ll have a very strong foundational capability and set of processes and leaders within the organization and we can go add additional inorganic growth on to that business. So as you think about some of those other geographies that we want to play in, yes there will be more opportunities. You know Monday happens once a week. Other question?

Male:	This combination has definitely improved the capability of services and positions Dell differently. How do you see the resulting entity being competitively positioned because we’ve always been traditionally fighting with the services strong competitive play? And do you think — how do you think this is going to alter the landscape? And going forward, how do you think they are going to be different from competition with this expanded services space?

Michael Dell:	You know I think one of the things that was very attractive to us about Perot Systems is that they had a fairly significant part of their portfolio tilted toward next-generation IT services, like the remote infrastructure services, in fact we have built together.

And those are the kind that we really want to go drive in a much harder and you know all of know that customers have been asking us to do more around private clouds and virtualizing their environments and providing those type of

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

capabilities as a service, whether it’s client-as-a-service or IT infrastructure-as-a-service and these are some areas that the Perot Systems folks have already started down the path and we will be able to accelerate that together. So our intention actually is not to mimic the others, but really to build much more of a next-generation type of IT services capability.

And I think — I think you know the nature of this business is it is quite fragmented and there are lots of competitors, you know it’s not really possible to buy a few companies and all of a sudden be a leader in IT services. It’s also be a lot about how to do we take the relationship that we have, and you know I think the — all the — all the body of evidence and data inside Dell shows us that when we take our existing customer relationships that are more product based and we increased the services and solution component to those, the relationships become you know stickier, they become larger and they become more profitable. And one only asked to look at you know an example like a Boeing you know to see what happens over you know decades in time, where we end up doing more and more and more for our clients. And this is going to add substantially to our ability to do more for clients. Other question? It’s right behind you.

Male:	Michael, this seems to be you know very complementary to the (Liberty Project) because of the vertical and industry focus that the Perot have on their solutions. Can you just comment on how you — you see this enhancing the organizational changes we made in at the beginning of the year and how this going to position ourself for you know — for future success?

Michael Dell:	Yes. What we see creating is in effect a fifth business unit and you know there are so many opportunities to win here. We have to in the next few weeks get very crisp about exactly how all that’s going to work, but notionally the way I think about it is there are a few 100 accounts that Perot Systems is involved in and a much more number that we’re involved in that are very, very heavily services (lab) but we go extremely deep inside those accounts.

Those would be the type of accounts that would continue to reside and reside within the Perot Systems business. We’ll also want a very strong (cross sec) selling capability where the tens of millions of accounts that we have as we

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

take services and solutions and expand the range of those that we can offer. But I’m confident that there are so many opportunities to win here that we’ll figure that out.

Our structure is going to follow our strategy and our strategy is clear. We’ve got more capability now to go win and our job is to go figure that out and clarify it for you certainly well before the close of the transaction. I will reiterate before the close we really continue as we were as two separate businesses. Other question.

Male:	(Inaudible)

Michael Dell:	Peter the question is how does the business in Perot Systems separate when you think about it in terms of public sector or large commercial or small medium type customers?

Peter Altabef:	Great. Thanks for the question. We traditionally have not measured our business in the same way. As I said about 25 percent of our revenues is government. When you look at our target market for what is the kind of the typical Perot Systems client traditionally, that has been between a client with revenues of between five and $15 billion that’s kind of a target market for us that we have approached.

I will say to you that there are probably more exceptions in that rule. So we work with as does Dell which works in all five of the biggest investment banks around the world. We work with two of the biggest investment banks in the world. So we have very, very large clients, we also have a lot of smaller clients, but that’s traditionally been the place we work.

We do focus as Michael said on being sticky. So when you look at our revenue stream about 73 percent of our revenue comes from signed long term contracts and another 13 percent comes from task orders on top of those contracts. So, 86 percent of our revenue comes from relationships that are long term or projects on top of those long terms. And building that stickiness really is one of our core competencies.

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

So it’s for us when we look at the much wider number of Dell clients and customers, we say wow. This is like a wonderful opportunity to take some of that stickiness generation and how can we help apply some of this to what Dell has. So we’re very excited about those opportunities. I hope that helps answer your question a little bit.

Michael Dell:	And I’m very excited about adding another sticky to that and that as we know our enterprise product portfolio has gotten a lot stronger in the last few years with 11g, RACs and Blade and EqualLogic and we want to do everything we can to put that enterprise infrastructure behind as many of those clients you know opportunities as possible. So, there is going to be lots of things for us to go do here that will create a much more powerful set of relationships with our customers.

Male:	Yes, welcome to the team. Thanks for being here. I would like ask question to Peter. As it relates to your position related to software, as it becomes more and more important in the services arena, what approach has historically been. And then on a go forward basis what you think it might be? And whether if you could touch on specific IP that Perot maybe bringing to the table as they come to Dell?

Peter Altabef:	Great. I am sorry, I lost, I couldn’t see, who is asking the question.

Male:	Well it’s behind the...

Peter Altabef:	Oh! Thanks you very much.

Male:	Yes.

Peter Altabef:	As I mentioned earlier you know consulting and application and software is about 40 percent of our revenue. We see that as an increasingly important part of the future, because we see as much as infrastructure services and remote infrastructure management that Michael talked about is going to be critical from a delivery standpoint. You know creating really powerful software as a service component to the next generation model that Michael was talking about, is going to be equally important.

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

So, we really see the software, the application side marrying with the infrastructure side. We really see them combining more powerfully than ever before. That doesn’t mean that we at least believe that we have to own every piece of software or that we have to develop every piece of software. But we do think, we have to be a platform whereby our customers can use software and use it affectively.

So, we have a little bit of an integration model around software, doesn’t have to be invented here. But we have to be the best people to use it and we have to let our clients use it in the most productive way. And to the extent that we own the software platform that’s great, to the extent that we just take others and work with others. We are very comfortable with that, and we’ve done that kind of our whole professional lives.

But specifically around software, we see that as being not only increasingly important, I would say increasingly interwoven with the infrastructure and with the hardware. We’re really creating solutions in the best part of that — in the best of that world.

Michael Dell:	Yes, you know the nature of the industry is such that, they are going to be a wide range of different ingredients that will want to integrate for our customers. But I also don’t want you to come away from this thinking that, this is the acquisition because actually there will be many more acquisitions. And you’re just kind of starting to see us become more acquisitive and certainly software would be one of those areas that you know I would think about.

Male:	Michael, during these times of — types of transactions, there’s always a question about the integration and the effectiveness of the integration. I have had the pleasure of working with the Perot team for a while. I think the cultures are absolutely a fit. We’re going to be a great team together. What if anything are we going to do in terms of applying lessons learnt from past integrations and past acquisitions to accelerate the process, technology and organizational dynamics of that piece.

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

Michael Dell:	I want to first offer a — could I have the microphone please, thank you, a big thanks to Brian Gladden, who has really kind of been quarterbacking this transaction for quite sometime within Dell. There are number of other people that have worked very, very hard on this. Janet Wright, (Chris Climan), Don Mann, I am probably forgetting a number of other names, and Brian will help me keep me honest some of the others.

But I want to ask Brian to kind of address this. He’s been very involved in the integration planning, which has really just started, but you know we very much recognized that you know the work begins when we start the integration and you know the reward comes later. And so you know this is just the beginning of the beginning. So Brian?

Brian Gladden:	Thanks, Michael. Yes. It was a whole team. There was a huge group of people involved in this process, I would say over the last five weeks working towards this accomplishment. (Chris) and Janet played key roles in terms of getting the deal over the — over the finish line. So I’d just like to thank them and recognize their worth.

We will learn a lot, we will use a lot of the things that we’ve learned from the acquisitions that have been done in the past year. Obviously some great successes, some things that we learned that didn’t go so well, as some of the others. I think some great practices that we can take to this transaction, but this one is significantly bigger than anything we have ever done.

One of the great opportunities here really is to build on the infrastructure and capability exists in Perot Systems. So we have asked the Don Mann to take a lead role for us in driving the integration forward. We are going to start building out the team that will support him. We will have functional support from across the business to make sure that’s a success.

We’ve also asked Russell Freeman on the team at Perot to play a lead role and partner up with Don. The two of those great leaders will drive this forward over the next few weeks in terms of getting a plan in place. And then we will have a large team of other folks involved in the execution going forward. So,

DELL INC.
Moderator: Michael Dell
09-21-09/1:30 p.m. CT
Confirmation # 31759750

lots of work to do, but clearly a great team engaged and ready to go on this thing. So we look forward to the success of the integration.

Male:	Great. Any other question? OK, if there are no further questions, Ross would you like to say a few words?

Ross Perot Jr.:	Well I have got presentation for you. Michael, Michael gave my father a very nice gift and playing out earlier today. So we have a great gift for you. I will let you open that up. We have a long.

Michael Dell:	It’s kind of heavy.

Ross Perot Jr.:	We’ve a long history in Perot Systems starting back in the 60s when my father started EDS and then it carried on to Perot, but our corporate symbol is an Eagle. And so Michael you must have a Perot Systems Eagle. So we make this an

Michael Dell:	Ah, beautiful.

Ross Perot Jr.:	... official — official transaction. And my father likes to talk about eagles don’t flock, you have to find them one at a time and that’s his recruiting message and then it evolved through the years Eagles don’t flock, they team. So that’s our current message at Perot Systems. And Michael you now have the Eagle great work.

Michael Dell:	Thank you.

Ross Perot Jr.:	Thank you. So you get it.

Michael Dell:	OK, all right. Thank you all very much and I look forward to see you all at the strategic forum on October 8th. Thank you.
END
Additional Information
The planned tender offer described in this transcript has not yet commenced. The description contained in this transcript is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Perot Systems will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Perot Systems’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.